Exhibit 2.01

Government-level disclosure

The table below sets forth our payments made to governments for the fiscal year ended December 31, 2023, by government and type of payment.

For the year ended December 31, 2023
(Stated in thousands of pesos)(2)(3)
Country	Payee	Department, agency, etc. within payee that received payments	Taxes(1)	Royalties	Fees	Production entitlements	Bonuses	Dividends	Payments for infrastructure improvements	Community and social responsibility payments	Total
Argentina	National government	Administración Federal de Ingresos Públicos (“AFIP”)	18,566,379	-	-	-	-	-	-	-	18,566,379
Argentina	National government	Administración Nacional de Aduanas	6,975,542	-	-	-	-	-	-	-	6,975,542
Argentina	Province of Buenos Aires	Agencia de Recaudación de la Provincia de Buenos Aires (“ARBA”)	2,465,219	-	-	-	-	-	-	-	2,465,219
Argentina	City of Buenos Aires	Administración Gubernamental de Ingresos Públicos (“AGIP”)	503,132	-	-	-	-	-	-	-	503,132
Argentina	Province of Neuquén	Dirección Provincial de Rentas	855,501	-	-	-	-	-	-	-	855,501
Argentina	Province of Buenos Aires	Municipalidad de Bahía Blanca	1,846,115	-	-	-	-	-	-	-	1,846,115
Total			31,211,888								31,211,888
(1)
Transportadora de Gas del Sur SA (the “Company”) files a consolidated income tax return and is the entity that made the payments. The Argentine National Government levies corporate income taxes at the entity level rather than on a per-project basis. Accordingly, the Company has disclosed payments of taxes at the entity level. The payments relate not to particular projects but to the consolidated income of the Company.

(2)
Certain monetary amounts and other figures included in this report have been subject to rounding adjustments. Any discrepancies in any tables between the totals and the sums of the amounts are due to rounding.

(3)
All payments are reported in Argentine Pesos (Ps.). All figures in Ps. are stated in the measuring unit current at the end of the reporting year (December 31, 2023) in accordance with the application of the method to restate financial statements in constant currency established by the International Accounting Standard 29 (“IAS 29”), as Argentina is considered a hyperinflationary economy. As of December 31, 2023, the official nominal exchange rate for pesos into U.S. dollars was Ps. 808.45 per U$S 1.00.

Payment details disclosure

The table below provides the details of payments made to governments for the fiscal year ended December 31, 2023.

For the year ended December 31, 2023
(Stated in thousands of Ps.)(3)(4)
Payee	Department, agency, etc. within payee that received payments	Business segment	Resource(2)	Taxes(1)	Royalties	Fees	Production entitlements	Bonuses	Dividends	Payments for infrastructure improvements	Community and social responsibility payments	Total
National government	AFIP	Payment not attributable to a business segment	Natural gas	18,566,379	-	-	-	-	-	-	-	18,566,379
National government	Administración Nacional de aduanas	Liquids	Natural gas	6,975,542	-	-	-	-	-	-	-	6,975,542
Province of Buenos Aires	ARBA	Liquids	Natural gas	1,414,880	-	-	-	-	-	-	-	1,414,880
Province of Buenos Aires	ARBA	Midstream	Natural gas	1,050,339	-	-	-	-	-	-	-	1,050,339
City of Buenos Aires	AGIP	Liquids	Natural gas	269,659	-	-	-	-	-	-	-	269,659
City of Buenos Aires	AGIP	Midstream	Natural gas	233,473	-	-	-	-	-	-	-	233,473
Province of Neuquén	Dirección Provincial de Rentas	Liquids	Natural gas	483,674	-	-	-	-	-	-	-	483,674
Province of Neuquén	Dirección Provincial de Rentas	Midstream	Natural gas	371,827	-	-	-	-	-	-	-	371,827
Province of Buenos Aires	Municipality of Bahia Blanca	Liquids	Natural gas	1,846,115	-	-	-	-	-	-	-	1,846,115
Total				31,211,888	-	-	-	-	-	-	-	31,211,888
(1)
The Company files a consolidated income tax return and is the entity that made the payments. The Argentine National Government levies corporate income taxes at the entity level rather than on a per-project basis. Accordingly, the Company has disclosed payments of taxes at the entity level. The payments relate not to particular projects but to the consolidated income of the Company.

(2)	The extraction is not carried out by the Company nor is it part of its business.
(3)
Certain monetary amounts and other figures included in this report have been subject to rounding adjustments. Any discrepancies in any tables between the totals and the sums of the amounts are due to rounding.

(4)
All payments are reported in Argentine Pesos (Ps.). All figures in Ps. are stated in the measuring unit current at the end of the reporting year (December 31, 2023) in accordance with the application of the method to restate financial statements in constant currency established by the International Accounting Standard 29 (“IAS 29”), as Argentina is considered a hyperinflationary economy. As of December 31, 2023, the official nominal exchange rate for pesos into U.S. dollars was Ps. 808.45 per U$S 1.00.